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                                                                    EXHIBIT 4(n)

                                                                [EXECUTION COPY]

                                AMENDMENT NO. 2

     AMENDMENT NO. 2 dated as of December 6, 1996, among FIRST MISSISSIPPI CORPORATION, a corporation duly organized and validly existing under the laws of the State of Mississippi (the "Old Company"); CHEMFIRST INC., a corporation duly organized and validly existing under the laws of the State of Mississippi (the "New Company"); each of the banks that is a signatory hereto (individually, a "Bank" and, collectively, the "Banks"); and THE CHASE MANHATTAN BANK, a New York State banking corporation and successor by merger to The Chase Manhattan Bank, N.A., as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent").

     The Old Company, the Lenders and the Agent are parties to a Credit Agreement dated as of February 9, 1993 (as modified and supplemented and in effect on the date hereof, the "Credit Agreement"). Pursuant to Section 6.11 of an Agreement and Plan of Merger and Reorganization dated as of August 27, 1996 by and among Mississippi Chemical Corporation, Miss Sub, Inc. and the Old Company (the "Reorganization Agreement"), the Old Company proposes to contribute to the New Company all of its assets (other than those relating to the Retained Business under and as defined in the Reorganization Agreement) and has requested the consent of the Banks and the Agent thereto (and the consent of the Banks and the Agent to the assignment by the Old Company to the New Company of all of the rights of the Old Company, and the assumption by the New Company of all of the obligations of the Old Company, under the Credit Agreement). The Lenders are willing to consent to such assignment and assumption and to amend the Credit Agreement in certain respects as hereinafter provided and, accordingly, the parties hereto hereby agree as follows:

     Section 1. Definitions. Except as otherwise defined in this Amendment No. 2, terms defined in the Credit Agreement are used herein as defined therein.

     Section 2. Amendments Effective Immediately. Subject to the execution hereof by the Old Company, the New Company, Banks constituting the "Majority Banks" under the Credit Agreement and the Agent, Section 8.13 of the Credit Agreement is hereby amended in its entirety to read as follows:

          "8.13 Cash Flow Ratio. The ratio of Cash Flow for any period to the sum of (i) interest expense for such period, (ii) the aggregate amount of Payments of Indebtedness for such period and (iii) the aggregate amount of Dividend Payments made during such period, shall not be less than 1.2 to 1 for any period of four consecutive fiscal quarters of the Company, provided that such ratio shall be not less than .4 to 1 for the period of four consecutive fiscal quarters of the Company ending December 31, 1996."

     Section 3. Assignment and Assumption; Amendments Effective upon
Spin-Off. Without limiting the generality of the provisions of Section 6.11 of the Reorganization Agreement and the Distribution Agreement therein referred to, effective immediately prior to the Time of Distribution under and as defined in the Distribution Agreement, the Old Company assigns all of its right, title and interest in, to and under the Credit Agreement and the Notes to the New Company, and the New Company assumes all of the obligations of the Old Company in, to and under the Credit Agreement and the Notes. Subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, (i) each of the Banks and the Agent hereby consents, anything to the contrary in the Credit Agreement notwithstanding (including, without limitation, Sections 8.03 and 8.05 thereof), to the contribution by the Old Company to the New Company, as contemplated by
Section 6.11 of the Reorganization Agreement and the Distribution Agreement, of all of the assets of the Old Company (other than the Retained Business) and to the assignment and assumption of the rights and obligations of the Old Company under the Credit Agreement and the Notes to the New Company pursuant to the preceding sentence and (ii) each of the parties hereto hereby agrees that, effective upon the assignment and assumption pursuant to immediately preceding sentence, the definition of "the Company" under and for all purposes of the Credit Agreement is hereby amended to refer to the New Company (and that the Old Company shall be automatically released from all of its obligations under the Credit Agreement and the
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Notes). In that connection, each of the Banks is hereby authorized by the New
Company to make an appropriate notation on the Note held by such Bank to the effect that the New Company has assumed all of the obligations of the Old Company under such Note.

     Upon the consummation of the Spin-Off, and subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, the Credit Agreement shall be amended as follows (it being understood that the amendments set forth below shall supersede the amendment set forth in Section 2 hereof):

     A. Section 1.01 of the Credit Agreement shall be amended by adding the following new definitions (to the extent not already included in said Section 1.01) and inserting the same in the appropriate alphabetical locations and amending in their entirety the following definitions (to the extent already included in said Section 1.01), as follows:

          "Cash Flow" shall mean, for any period, the sum of the following for the Company and its Consolidated Subsidiaries for such period, all determined on a consolidated basis in accordance with GAAP (without duplication): (i) Net Income (or losses); plus (ii) taxes; plus (iii) interest expense; plus (iv) depreciation, depletion and amortization expenses and similar non-cash charges; plus (v) 75% of the net proceeds from the issuance to any non-Affiliate by the Company or any Consolidated Subsidiary of the Company of any equity securities; plus (vi) 50% of the net proceeds from any asset disposition announced and completed after the date hereof (including 50% of the net proceeds received by the Company in connection with the Spin-Off up to but not exceeding an amount equal to $75,000,000); and minus (vii) Capital Expenditures.

          "Consolidated Net Worth" shall mean, as at any date of determination, the stockholders' equity of the Company and its Consolidated Subsidiaries on a consolidated basis, minus any write-up in the book value of assets resulting from a revaluation thereof subsequent to June 30, 1996 in excess of the respective amounts shown on the pro forma balance sheet as at said date referred to in Section 7.02(ii) hereof.

          "Consolidated Tangible Net Worth" shall mean, as at any date of determination, the sum of the following for the Company and its Consolidated Subsidiaries on a consolidated basis: (1) the amount of issued and outstanding share capital (less the cost of treasury shares if not deducted in calculating the amount of share capital), plus (2) the amount of surplus and retained earnings (or in the case of a deficit, minus the amount of such deficit), minus (3) the sum of the following (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings): minority interests in Subsidiaries; all reserves (except contingency reserves not allocated to specific purposes and not deducted from assets) which are properly treated as appropriations of surplus or retained earnings; the book value of all assets which would be treated as intangibles under GAAP, including, without limitation, goodwill, trademarks, trade-names, patents and unamortized debt discount and expense, and any write-up in book value of assets resulting from a revaluation thereof subsequent to June 30, 1996 in excess of the respective amounts shown on the pro forma balance sheet as at said date referred to in
     Section 7.02(ii) hereof.

          "Distribution Agreement" shall mean an Agreement and Plan of Distribution between the Old Company and the New Company in the form of Annex 1 attached to the Reorganization Agreement.

          "Employee Benefits and Compensation Agreement" shall mean an Employee Benefits and Compensation Agreement between the Old Company and the New Company in the form of Exhibit B to the Distribution Agreement.

          "New Company" shall refer to ChemFirst Inc., the "Company" under this Agreement after the consummation of the Spin-Off contemplated by Amendment No. 2 hereto.

          "Old Company" shall refer to First Mississippi Corporation, the "Company" under this Agreement prior to the consummation of the Spin-Off contemplated by Amendment No. 2 hereto.

          "Relevant Financial Information" shall mean the financial statements of the Company and its Consolidated Subsidiaries for the then most recent complete fiscal period of the Company furnished to the Banks in accordance with Section 8.01(a), 8.01(b) or 8.01(c) hereof, provided that prior to the

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     delivery to the Banks of the first such financial statements after the
     Spin-Off, such term shall refer to the pro forma financial statements for the fiscal quarter ended September 30, 1996 referred to in Section 7.02(iii) hereof.

          "Reorganization Agreement" shall have the meaning assigned to such term in Amendment No. 2 hereto.

          "SEC" shall mean the Securities and Exchange Commission, or any successor governmental entity.

          "Spin-Off" shall have the meaning assigned to such term in the Distribution Agreement.

          "Tax Disaffiliation Agreement" shall mean a Tax Disaffiliation Agreement between the Company and the New Company in the form of Exhibit A to the Distribution Agreement.

          "Tranche A Commitment Termination Date" shall mean, for any Bank, February 9, 1998.

     B. Section 1.03(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

          "(c) To enable the ready and consistent determination of compliance with the covenants set forth in Section 8 hereof, the Company will not change the last day of its fiscal year from June 30, or the last day of the first three fiscal quarters in each of its fiscal years from September 30, December 31 and March 31, respectively, provided that, effective upon the Spin-Off, the Company shall change the last day of its fiscal year to December 31 (resulting in a short fiscal year ending December 31, 1996) and will not thereafter change the last day of its fiscal year from December 31, or the last day of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 in each year."

     C. Section 2.04 of the Credit Agreement is hereby amended in its entirety to read as follows:

          "2.04 Intentionally Left Blank. This Section 2.04 has been intentionally left blank."

     D. Section 7.02 of the Credit Agreement shall be amended in its entirety to read as follows:

          "7.02 Financial Condition. The Company has delivered to the Banks prior to the Spin-Off the following financial statements:

             (i) the audited consolidated balance sheet and statements of operations, changes in stockholders' equity and cash flows of the Company and its Subsidiaries as of and for the fiscal year ended June 30, 1996, reported upon by KPMG Peat Marwick LLP;

             (ii) the unaudited pro forma consolidated balance sheet and statement of operations of the Company and its Subsidiaries as of and for the fiscal year ended June 30, 1996, prepared under the assumption that the transactions contemplated by the Distribution Agreement had occurred on July 1, 1995, which statement of operations is set forth in the Joint Proxy Statement/Prospectus on Schedule 14A pursuant to which the registration of the shares of common stock of the New Company to be issued in connection with the Spin-Off is to be effected; and

             (iii) the unaudited pro forma consolidated balance sheet and statement of operations of the Company and its Subsidiaries for the fiscal quarter ended September 30, 1996, prepared under the assumption that the transactions contemplated by the Distribution Agreement had occurred on July 1, 1996, which balance sheet and statement of operations is set forth in said Joint Proxy Statement/Prospectus.

     The financial statements referred to in clauses (i) and (ii) above present fairly, in all material respects, the actual or pro forma (as the case may be) consolidated financial position and results of operations and (in the case of clause (i) cash flows of the Company and its Subsidiaries as of such dates and for such periods in accordance with generally accepted accounting principles and practices applied on a consistent basis, except (in the case of such pro forma consolidated financial statements) as required by the rules and regulations of the SEC (including Regulation S-X issued by the SEC). The pro forma financial

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     statements referred to in clause (iii) above present fairly, in all material respects, the pro forma consolidated financial position and results of operations of the Company and its Subsidiaries as of September 30, 1996, and for the fiscal quarter ended on said date, and have been prepared on a basis consistent with the preparation of the audited financial statements as at June 30, 1996 referred to in clause (i) above. Neither the Company nor any of its Subsidiaries had on said dates any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the balance sheets as at said dates. Since September 30, 1996, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Consolidated Subsidiaries from that set forth in said financial statements as at said date."

     E. Section 7.09 of the Credit Agreement is hereby amended by deleting the reference therein to "June 30, 1982" and inserting "June 30, 1988" in lieu thereof.

     F. Section 8.08 of the Credit Agreement shall be amended in its entirety to read as follows:

          "8.08 Intentionally Left Blank. This Section 8.08 is intentionally left blank."

     G. Section 8.11 of the Credit Agreement shall be amended in its entirety to read as follows:

          "8.11 Consolidated Tangible Net Worth. The Company shall not permit the Consolidated Tangible Net Worth to be less than $290,000,000 at any time; provided that the Company shall not permit the Consolidated Tangible Net Worth as at the first day of each fiscal year of the Company (commencing with the fiscal year starting January 1, 1998) and for each day in such fiscal year thereafter to be less than the sum of (i) $290,000,000 or, if greater, the amount required hereunder for the immediately preceding fiscal year plus (ii) an amount (not less than zero) equal to 30% of the Net Income of the Company and its Consolidated Subsidiaries for the immediately preceding fiscal year."

     H. Section 8.13 of the Credit Agreement shall be amended in its entirety to read as follows:

          "8.13 Cash Flow Ratio. The ratio of Cash Flow for any period to the sum of (i) interest expense for such period, (ii) the aggregate amount of Payments of Indebtedness for such period and (iii) the aggregate amount of Dividend Payments made during such period, shall not be less than 1.20 to 1, for any period of four consecutive fiscal quarters of the Company ending on or after the Spin-Off, it being understood that, if all or any portion of the period for which the components of such ratio is being calculated shall occur prior to the Spin-Off, such components shall be calculated on a consolidated basis for the Old Company and its Subsidiaries."

     I. A new Section 8.16 of the Credit Agreement shall be added to the Credit Agreement to read in its entirety as follows:

          "8.16 Modifications of Certain Documents. The Company will not, following the execution and delivery thereof, consent to any modification, supplement or waiver of any of the provisions of the Distribution Agreement, Tax Disaffiliation Agreement or the Employee Benefits and Compensation Agreement without the prior consent of the Majority Banks."

     J. Section 9.01(d) of the Credit Agreement shall be amended by deleting the reference therein to "8.15" and inserting "8.16" in lieu thereof.

     K. Effective upon the Spin-Off, each of Schedules I, II and III to the Credit Agreement shall be amended in their entireties to read as set forth in Schedules I, II and III to this Amendment No. 2.

     Section 4. Representations and Warranties. The New Company hereby represents and warrants to the Banks that, effective upon the Spin-Off:

          (a) Credit Agreement Representations. Each of the representations and warranties of "the Company" set forth in Sections 7.01 through 7.14 of the Credit Agreement (inclusive) are true and complete

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     on and as of the date of the Spin-Off giving effect to the provisions of
     Section 3 hereof (including that each reference in said Sections to "the Company" shall be deemed to be a reference to the New Company and the amendments to Section 7.02, and Schedules I, II and III, of the Credit Agreement) and as if each reference therein to "this Agreement" included reference to this Amendment No. 2 and to the Distribution Agreement, the Tax Disaffiliation Agreement and the Employee Benefits and Compensation Agreement.

          (b) Indebtedness and Cash. After giving effect to the Spin-Off, (i) neither the New Company nor any of its Subsidiaries will be obligated in respect of any Indebtedness (other than Indebtedness under the Credit Agreement or listed on Schedule III hereto) and (ii) the Old Company shall have contributed to the New Company, as contemplated by Section 6.14 of the Reorganization Agreement, excess proceeds of the "Financing" referred to therein in an aggregate amount at least equal to $50,000,000.

          (c) Disclosure. The New Company has heretofore delivered to each Bank a complete and correct copy of the Joint Proxy Statement/Prospectus on
     Schedule 14A pursuant to which the registration of the shares of common stock of the New Company to be issued in connection with the Spin-Off is to be effected. None of the reports, financial statements, certificates or other information (including said Registration Statement) furnished by or on behalf of the New Company to the Banks in connection with the negotiation of this Amendment No. 2 or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the New Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          (d) Consummation of Spin-Off. The transactions contemplated by the Distribution Agreement (including, without limitation, the transfer of the assets of the Old Company, other than the Retained Business under and as defined in the Reorganization Agreement, to the New Company as contemplated by Section 4 of the Distribution Agreement, the consummation of the Spin-Off and the execution and delivery of the Tax Disaffiliation Agreement and Employee Benefits and Compensation Agreement in the forms provided for in the Distribution Agreement) have been consummated substantially simultaneously and in all material respects in the manner provided for in the Reorganization Agreement and the Distribution Agreement.

     (e) No Default. No Default or Event of Default has occurred and is continuing.

     Section 5. Conditions. The consent of the Lenders, and the amendments to the Credit Agreement, set forth in Section 3 hereof shall become effective upon the fulfillment of the following conditions precedent:

          A. Execution. This Amendment No. 2 shall have been duly executed and delivered by the Old Company, the New Company, each Bank and the Agent.

          B. Consummation of Spin-Off. The Agent shall have received evidence that the transactions contemplated by the Distribution Agreement (including, without limitation, the transfer of the assets of the Old Company, other than the Retained Business under and as defined in the Reorganization Agreement, to the New Company as contemplated by Section 4 of the Distribution Agreement, the consummation of the Spin-Off and the execution and delivery of the Tax Disaffiliation Agreement and Employee Benefits and Compensation Agreement in the forms provided for in the Distribution Agreement) shall have been consummated substantially simultaneously and in all material respects in the manner provided for in the Reorganization Agreement and the Distribution Agreement, and the Agent shall have received a certificate of a senior financial officer of the New Company to such effect and to the effect that attached thereto are true and complete copies of the documents delivered in connection with the closing under the Distribution Agreement. In addition, the Agent shall have received copies of the legal opinions delivered to the New Company pursuant thereto, together with a letter from each Person delivering such opinion (or authorization within such opinion) authorizing reliance thereon by the Agent and the Banks.

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          C. Corporate Action. The Agent shall have received certified copies of the charter and by-laws of the New Company and all corporate action (including all shareholder action) taken by the New Company approving this Amendment No. 2 and the Credit Agreement as amended hereby, the Notes and any Letter of Credit applications and extensions of credit to the New Company hereunder (including, without limitation, a certificate setting forth the resolutions of the Board of Directors of the New Company adopted in respect of the transactions contemplated hereby).

          D. Incumbency. The Agent shall have received a certificate of the New Company in respect of each of the officers (i) who is authorized to sign on its behalf this Amendment No. 2 or any Letter of Credit application and
     (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Credit Agreement as amended hereby and the transactions contemplated by the Credit Agreement as amended hereby (and the Agent and each Bank may conclusively rely on such certificate until it receives notice in writing from the New Company to the contrary).

          E. Officer's Certificate. The Agent shall have received a certificate of a senior officer of the New Company that the representations and warranties set forth in Section 4 hereof are true and complete on and as of the date of the Spin-Off.

          G. Opinion of Counsel to the New Company. An opinion of Steve Chustz, General Counsel to the New Company, substantially in the form of Exhibit A hereto.

          H. Fees and Expenses. The Agent shall have received all fees and other amounts due and payable in connection with this Amendment No. 2, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the New Company under the Credit Agreement in connection herewith.

          I. Other Documents. Such other documents relating to the transactions contemplated hereby as the Agent or any Bank or Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase, shall have reasonably requested in writing.

     Section 6. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 2 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 2 by signing any such counterpart. This Amendment No. 2 shall be governed by, and construed in accordance with, the law of the State of New York.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered as of the day and year first above written.

FIRST MISSISSIPPI CORPORATION                          CHEMFIRST INC.

By /s/ R. M. SUMMERFORD                                By /s/ R. M. SUMMERFORD
   --------------------------------------------------  --------------------------------------------------
   Title: Vice President                                  Title: Vice President

THE CHASE MANHATTAN BANK, successor by merger to The   BANK OF AMERICA ILLINOIS (as successor in interest to
  Chase Manhattan Bank, N.A., individually and as      Continental Bank, N.A.)
  Agent

By /s/ SCOTT S. WARD                                   By /s/ DEIRDRE B. DOYLE
   --------------------------------------------------  --------------------------------------------------
   Title: Vice President                                  Title: Vice President

DEPOSIT GUARANTY NATIONAL BANK

By     /s/ E. ANTHONY THOMAS
   ---------------------------------
   Title: Senior Vice President

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